INCORPORATED UNDER THE LAWS OF THE
STATE OF NEVADA

NUMBER [redacted]

SHARES [redacted]

SkyBridge WIRELESS

[redacted]

CUSIP NO. 83082V 20 7

THIS CERTIFICATE REPRESENTS
SHARES OF THE CORPORATION
ADJUSTED TO A 10 FOR 1
FORWARD SPLIT EFFECTIVE
9/25/03

SkyBridge Wireless Inc.

[redacted]

1,000,000,000 AUTHORIZED SHARES $.001 PAR VALUE NON-ASSESSABLE

This Certifies that

is the registered holder of

Shares of SKYBRIDGE WIRELESS INC. *Common Stock*

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness *the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.*

Dated:

SECRETARY

SKYBRIDGE WIRELESS INC.
CORPORATE
Seal
NEVADA

PRESIDENT